Contact:	Fred Adams, Jr. Chairman and CEO (601) 948-6813

CAL-MAINE FOODS REPORTS SECOND QUARTER 2004 RESULTS

JACKSON, Miss. (December 19, 2003) -- Cal-Maine Foods, Inc. (NASDAQ/NM: CALM) today reported results for the second quarter and six months ended November 29, 2003.

        Net sales for the second quarter of fiscal 2004 were $149.9 million compared with net sales of $95.0 million for the same quarter of fiscal 2003. The Company reported net income of $17.6 million, or $1.49 per basic share, for the second quarter of fiscal 2004 compared with net income of $2.0 million, or $0.17 per basic share, for the same quarter a year ago. During the second quarter, the Company recorded a charge of $0.57 per share against second quarter earnings for stock compensation. This charge was in connection with the Company’s outstanding stock options and the related tandem stock appreciation rights. The portion of the charge related to the stock options, $5.3 million, is non-cash and the corresponding liability will be converted to equity at the time of exercise.

        For the first six months of fiscal 2004, net sales were $264.3 million compared with $177.2 million for the prior-year period. The Company reported net income of $25.4 million, or $2.15 per basic share, for the first six months of fiscal 2004 compared with net income of $300,000, or $0.03 per basic share, for the year-earlier period.

        Fred Adams, Jr., chairman and chief executive officer of Cal-Maine Foods, Inc., stated, “The Company’s much improved financial performance is a reflection of very strong demand for eggs during the past six months. The higher demand resulted from favorable publicity about eggs from the medical community and increased usage of eggs in the high-protein diets that are currently popular. All of our facilities and all of our employees are running efficiently and at maximum capacity. The near term outlook is favorable with continued strong demand for eggs.”

        Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs. The Company, which is headquartered in Jackson, Mississippi, currently is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in approximately 26 states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

        Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties (contained in the Company’s SEC filings) that could cause actual results to differ materially from those projected. SEC filings may be obtained from the SEC or by contacting the Company.

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CAL-MAINE FOODS, INC.	POST OFFICE BOX 2960	•	JACKSON, MISSISSIPPI 39207
	PHONE 601-948-6813		FAX 601-969-0905

CALM Reports Second Quarter 2004 Results

December 19, 2003

CAL-MAINE FOODS, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(Unaudited)
(In thousands, except per share amounts)

	13 Weeks Ended		26 Weeks Ended
	Nov. 29, 2003	Nov. 30, 2002	Nov. 29, 2003	Nov. 30, 2002
Net sales	$149,948	$94,984	$264,324	$177,202
Gross profit	50,778	15,355	77,453	25,426
Operating income	27,602	5,079	41,022	4,594
Income before income taxes	27,508	3,116	39,707	464
Net income	$17,605	$2,009	$25,376	$297
Net income per common share:
Basic	$1.49	$0.17	$2.15	$0.03
Diluted	$1.45	$0.17	$2.10	$0.03
Weighted average shares outstanding:
Basic	11,816	11,764	11,797	11,764
Diluted	12,178	11,813	12,106	11,836
Book value per share outstanding	$7.82	$4.63	$7.82	$4.63

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